Exhibit 23.1

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statements No. 333-74736, 333-23849, 33-87988 and 33-87990 of Pacific Crest Capital, Inc. on Forms S-8 of our report dated January 30, 2003 (March 20, 2003 as to Note 27), appearing in this Annual Report on Form 10-K of Pacific Crest Capital, Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Los Angeles, California
March 31, 2003